EXHIBIT- 99.1

For Immediate Release

For more information please contact:

Cutera, Inc.
Ron Santilli, Chief Financial Officer
Phone: (888) 4-CUTERA or (415) 657-5500

Cutera Investor Relations
John Mills
Integrated Corporate Relations, Inc.
Phone: (310) 954-1105
john.mills@icrinc.com

Cutera Closes the Acquisition of IRIDEX Aesthetic Business Unit

Brisbane, Calif. — February 03, 2012—Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today announced that it has closed the previously announced asset purchase of IRIDEX’ global aesthetic business for $5.1 million in cash.

"We are pleased to announce the closing of this acquisition, as it advances Cutera’s presence among core physicians worldwide, and positions us as a leader in the vascular aesthetic market,” said Kevin Connors, president and chief executive officer of Cutera. “Now, with an expanded customer base, Cutera will be able to leverage cross-selling opportunities to our expanded installed base. We remain committed to providing the highest quality of customer service worldwide.”

Cutera’s newest product offering is the portable VariLite™ dual wavelength (532 nm and 940 nm) system, a solid-state laser that offers the clinical versatility to treat vascular lesions, pigmentation and cutaneous lesions, in a convenient and compact package. The addition of the VariLite system to Cutera’s existing premium vascular lineup, including the state-of-the-art Excel V™ laser and Xeo™ vascular applications, enables Cutera to reach a wider range of physicians at multiple price points.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995: Specifically, statements concerning the features, effectiveness, treatable conditions, and the potential market size for Cutera's new product, are forward-looking statements within the meaning of the Safe Harbor. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements and those other factors described in the section entitled, "Risk Factors", in Cutera's most recent Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2011. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.